UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

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PC CONNECTION, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

(603) 683-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2017

The 2017 Annual Meeting of Stockholders of PC Connection, Inc., a Delaware corporation, which we refer to as the Company, will be held at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 off the Everett Turnpike), Nashua, New Hampshire 03063 on Wednesday, May 17, 2017 at 10:00 a.m., Eastern time, to consider and act upon the following matters:

1.	To elect six directors to serve until the 2018 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 24, 2017 are entitled to notice of and to vote at the meeting or any adjournments thereof.  Our stock transfer books will remain open.  All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Patricia Gallup
Chair of the Board

Merrimack, New Hampshire
March 31, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.  NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by PC Connection, Inc., a Delaware corporation, which we refer to as the Company, (or “we,” “us,” or “our”) by our Board of Directors, or the Board, for our 2017 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Wednesday, May 17, 2017 at 10:00 a.m., Eastern time, at the Crowne Plaza Hotel, 2 Somerset Parkway (Exit 8 off the Everett Turnpike), Nashua, New Hampshire 03063 or any adjournment or adjournments of the Annual Meeting.  You may obtain directions to the location of the meeting by contacting Investor Relations at 603‑683‑2262.  All proxies will be voted in accordance with the stockholders’ instructions.  If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting.  Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to our secretary or by voting in person at the Annual Meeting.

The Notice of Meeting, this Proxy Statement, the enclosed proxy, our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, or the SEC, and our Annual Report to Stockholders for the year ended December 31, 2016 are being mailed to stockholders on or about April 13, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 17, 2017:

This proxy statement, form of proxy, and our 2016 Annual Report to Stockholders for the year ended December 31, 2016 are available at http://ir.connection.com/annuals.cfm.

Voting Securities and Votes Required

On March 24, 2017, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,749,662 shares of our common stock, $.01 par value per share, or the Common Stock.  Stockholders are entitled to one vote per share of Common Stock. Our stock record books will remain open for inspection by stockholders of record for ten days prior to the Annual Meeting at our offices at the above address and at the time and place of the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.  Abstentions will be considered as present for purposes of determining whether a quorum is present.  Proxies reflecting broker non-votes (where a broker or nominee does not have discretionary authority to vote on a proposal) will be considered as present for purposes of determining whether a quorum is present provided there is at least one routine matter to be voted on.

If a quorum is present at the Annual Meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors.  Under the Company’s by-laws, any election by stockholders shall be determined by a plurality of the votes cast on the election (candidates who receive the highest number of “for” votes are elected).  Shareholders may vote “for” or “withhold” authority to vote with respect to one or more director nominees; however, where candidates are unopposed, withhold votes will have no effect on the election of such nominees.  In addition, broker non-votes, as described below, will have no effect on the election of such nominees.

Other Matters.  Under the Company’s by-laws, the affirmative vote of the holders of a majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal) will be required for: approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2). Shareholders may vote “for,” “against” or “abstain” from voting on this proposal.  Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Broker Non-Votes.  Persons who hold shares on the record date through a broker, bank, or other nominee are considered beneficial owners.  Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares.  If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion.  However, brokers holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of the clients in director elections and certain other non-routine matters unless the brokers have received specific voting instructions from those clients.  Accordingly, a broker cannot vote shares held on behalf of a beneficial owner on Proposal 1, regarding the election of directors, unless such broker has received specific voting instructions from the beneficial owner.  However, a broker will have discretion to vote shares held on behalf of a beneficial owner on Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017, even if such broker has not received specific voting instructions from the beneficial owner.  Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise provided below, the following table sets forth, as of March 13, 2017, the beneficial ownership of our Common Stock by: (i) persons known by us to own more than 5% of our outstanding shares; (ii) each of our current and nominated directors; (iii) each of our named executive officers in the Summary Compensation Table under the heading “Executive Compensation” below; and (iv) all our current directors and executive officers as a group.  Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Except as otherwise set forth below, the street address of each beneficial owner is c/o PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054.

	Shares of		Percentage of
	Common Stock		Common
	Beneficially		Stock
Name	Owned (1)		Outstanding (2)
Patricia Gallup	7,611,811	(3)	28.5%
David Hall	7,164,462	(4)	26.8
Dimensional Fund Advisors, Inc.	2,250,700	(5)	8.4
Royce & Associates LLC	1,798,582	(6)	6.7
Timothy McGrath	253,321	(7)	*
David Beffa-Negrini	148,800		*
Jack Ferguson	90,180		*
Joseph Baute	30,000		*
Barbara Duckett	15,500		*
William Schulze	919		*
Joseph Driscoll (8)	—		*
All current directors and executive officers as a group (8 individuals)	15,314,993	(9)	57.3

*Less than 1% of the total number of our outstanding shares of Common Stock on March 13, 2017.

(1)

The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power, and also any shares which the individual has the right to acquire as of March 13, 2017, or will have the right to acquire within 60 days thereof through the exercise of any stock option or other right.

(2)

The number of shares of Common Stock deemed outstanding for purposes of determining such percentages includes 26,749,662 shares outstanding as of March 13, 2017, and any shares subject to issuance upon exercise of options or other rights held by the person in question that were exercisable on or within 60 days after March 13, 2017.

(3)

Includes 7,119,094 shares of Common Stock held of record by the 1998 PC Connection Voting Trust (see page 22 for a description of the 1998 PC Connection Voting Trust) and 15,000 shares held by Ms. Gallup’s spouse, as to which Ms. Gallup disclaims beneficial ownership.  Ms. Gallup has the sole power to vote or direct the vote as to 477,717 shares and dispose or direct the disposition of 7,611,811 shares.  Ms. Gallup has shared voting power as to 14,238,188 shares.

(4)

Includes 7,119,094 shares of Common Stock held of record by the 1998 PC Connection Voting Trust (see page 22 for a description of the 1998 PC Connection Voting Trust). Mr. Hall has the sole power to vote or direct the vote as to 45,368 shares and dispose or direct the disposition of 7,164,462 shares.  Mr. Hall has shared voting power as to 14,238,188 shares.

(5)

The information presented herein is as reported in, and based solely upon, a Schedule 13G/A (Amendment No. 12) filed with the SEC on February 9, 2017, by Dimensional Fund Advisors LP, which we refer to as Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, which we refer to, together with the investment companies, as the Funds.  All shares of our Common Stock listed as owned by Dimensional are owned by the Funds.  In its role as investment advisor or manager, Dimensional possesses shared power to vote or direct the vote of 2,204,606 shares of our Common Stock that is owned by the Funds and shared power to dispose or direct the disposition of 2,250,700 shares of our Common Stock that is owned by the Funds, and may be deemed to be the beneficial owner of 2,250,700 shares of our Common Stock held by the Funds.  Dimensional disclaims beneficial ownership of such shares of Common Stock.  Dimensional’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(6)

The information presented herein is as reported in, and based solely upon, a Schedule 13G/A filed with the SEC on January 11, 2017, by Royce & Associates LLC, which we refer to as Royce, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  In its role as investment advisor or manager, Royce possesses sole power to vote or direct the vote of 1,798,582 shares of our Common Stock and sole power to dispose or direct the disposition of 1,798,582 shares of our Common Stock, and may be deemed to be the beneficial owner of 1,798,582 shares of our Common Stock.  Royce’s business address is 745 Fifth Avenue, New York, New York 10151.

(7)	Includes 11,414 shares of Common Stock issuable upon exercise of outstanding stock options which Mr. McGrath has the right to acquire within 60 days after March 13, 2017.

(8)	Mr. Driscoll served as Chief Financial Officer and Treasurer from March 2012 until his resignation in October 2016.

(9)

Includes an aggregate of 11,414 shares of Common Stock issuable to the directors and executive officers upon exercise of outstanding stock options which they have the right to acquire within 60 days after March 13, 2017.

PROPOSAL ONE

ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting.  The size of our Board of Directors is currently fixed at six members.  Our Bylaws provide that our directors will be elected at each annual meeting of our stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The persons named in the enclosed proxy (Patricia Gallup and David Hall) will vote to elect the six nominees named below as our directors unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect.  Each nominee is presently serving as a director, and each nominee has consented to being named in this Proxy Statement and to serve, if elected.  If for any reason any nominee should be unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute nominee designated by our Board of Directors.  It is not presently expected that any of the nominees will be unavailable to serve.

Our Board of Directors recommends a vote “FOR” the election of the nominees described below.

Set forth below are the name, age, and length of service as a director for each nominee of our Board of Directors and the positions and offices held by him or her, his or her principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he or she serves as a director or served as a director during the past five years.  Information with respect to the number of shares of Common Stock beneficially owned by each director or nominee, directly or indirectly, as of March 13, 2017, appears under “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election to our Board of Directors

Patricia Gallup, age 63, is our Chair and Chief Administrative Officer.  Ms. Gallup served as Chief Executive Officer from September 2002 until August 2012 and from 1990 to 2001.  Ms. Gallup is a co-founder of our Company, and has served on our Board of Directors since its inception and as an executive officer since 1982.

David Hall, age 67, is a co‑founder of our Company and has served on our Board of Directors since its inception.  Mr. Hall served as Vice Chair of our Board of Directors from March 1998 to December 2004.  Mr. Hall was an executive officer from 1982 to 1997, and since then has served as an analyst for our Company.

Joseph Baute, age 89, has served on our Board of Directors since June 2001, and as Vice Chair since August 2012. From 1979 to 1993, Mr. Baute served as Chair and Chief Executive Officer of Markem Corporation, an industrial marking and coding solutions provider.  Since 1993, Mr. Baute has worked as an independent consultant.  Mr. Baute has served on the boards of directors of several public and private companies, including the Federal Reserve in Boston, State Street Bank, and Houghton-Mifflin Company, as well as several non-profit organizations.

David Beffa-Negrini, age 63, has served on our Board of Directors since September 1994.  Mr. Beffa-Negrini served as our Senior Vice President, Corporate Marketing and Creative Services from February 2007 until his retirement effective December 31, 2008.  Mr. Beffa-Negrini served as Co-President of our former Merrimack Services subsidiary from September 2005 to February 2007, and as our Vice President of Corporate Communications from June 2000 to February 2007.  Mr. Beffa‑Negrini served in a variety of senior management capacities in the areas of merchandising, marketing, and communications during his 25 years of employment with the Company.

Barbara Duckett, age 72, has served on our Board of Directors since June 2009.  From 2000 to 2013, Ms. Duckett served as the President, Chief Executive Officer, and as a member of the board of directors of Home Healthcare, Hospice and Community Services.  Since April 2011, Ms. Duckett has served as a member of the board of directors of Monadnock Community Hospital.  She also has served as a director or officer of several other non-profit and privately-held healthcare organizations, at the local, state, and national level.

Jack Ferguson, age 78, has served on our Board of Directors since May 2016.  Mr. Ferguson served as our Executive Vice President from May 2007 to March 2012, Chief Financial Officer from December 2005 to March 2012, and Treasurer from November 1997 to March 2012.  From December 1992 to May 2007, Mr. Ferguson served in various financial executive roles at the Company.  He retired from the Company in March 2012.

We believe that each of our nominees is qualified to serve as a director of the Company as a result of his or her level of business experience described in the individual biographies above.  Each nominee has served in a broad range of senior management roles, and some have served on other boards of directors.  The Board concluded that the depth of experience and the combination of the different backgrounds of each of our nominees facilitate the Company’s goal of having a diversity of viewpoints and backgrounds on the Board, and gives the Company a broad range of experience on which to draw.  Accordingly, the Board concluded that each of these individuals should serve as a director of the Company, in light of its business and structure, at the time of filing this proxy.  In particular:

•

Ms. Gallup is a co-founder of the Company and has served as an executive, director, or corporate officer of the Company for over 30 years and, as a result, has in-depth knowledge of the information technology (IT) industry and our business.  She also has experience serving as a board member of other companies, both public and private.

•

Mr. Hall is a co-founder of the Company and has served as an executive, director, or corporate officer of the Company for over 30 years and, as a result, has in-depth knowledge of the IT industry and our business.

•

Mr. Baute has substantial experience as chief executive officer of an industrial solutions provider.  Combined with his board-level experience with several public and private companies, as well as the Federal Reserve, Mr. Baute brings to the Board a broad range of business, financial, and accounting knowledge and experience.

•

Mr. Beffa-Negrini has served the Company in a variety of leadership roles and senior management positions, and has more than 25 years of experience in the IT industry.  These qualifications provide the Board with insights into the organizational development of the Company, along with a broad knowledge base of the industry.

•

Ms. Duckett has significant executive management and board-level experience with numerous organizations in the healthcare industry.  Accordingly, Ms. Duckett brings to the Board strong business knowledge as well as insight into the growing healthcare industry, which is a sector the Company serves.

•	Mr. Ferguson served the Company in a variety of financial executive positions for almost 20 years, and accordingly has in depth knowledge of the IT industry and our business.

No family relationship exists between any of our executive officers or directors.

INFORMATION CONCERNING DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

Board Meetings and Attendance

Our Board of Directors met eleven times during the year ended December 31, 2016, either in person or by teleconference.  During 2016, each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she serves.  Our Board of Directors does not currently have a policy with regard to the attendance of Board members at our annual meeting of stockholders.

Board Committees

Our Board of Directors has established two standing committees–Audit and Compensation.  The Audit and Compensation Committees each operate under written charters that have been approved by our Board of Directors. We have included the charters of the Audit Committee and the Compensation Committee as Appendixes A and B, respectively, to this Proxy Statement.  They can also be obtained by accessing the website maintained by the SEC at www.sec.gov or by contacting our investor relations department at PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054.

Our Board of Directors has determined that all of the members of our two standing committees are independent as defined under the rules of the Nasdaq Stock Market including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•

overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports and other communications required to be made by the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

•	discussing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm, and management;

•	reviewing policies and procedures for reviewing and approving or ratifying related person transactions;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules (which is included on page 26 of this Proxy Statement).

The members of our Audit Committee are Mr. Baute, Ms. Duckett, and Mr. Ferguson.  Mr. Weatherson served on the Audit Committee until his resignation from the Board of Directors in January 2017.  Our Board of Directors has determined that all three members qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met seven times during 2016.

Compensation Committee and Subcommittee

The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	reviewing and approving, or recommending for approval by the Board of Directors, our CEO’s compensation;

•	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our other executive officers;

•	overseeing evaluations of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to incentive-compensation and equity-based plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis;”

•	overseeing any compensation consultants, legal counsel or other advisors that it, in its sole discretion, retains or obtains advice from; and
•	preparing the compensation committee report required by SEC rules (which is included on page 21 of this Proxy Statement) .

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The Compensation Committee met three times in 2016.  The members of the Compensation Committee are Ms. Duckett and Messrs. Baute and Ferguson.  Mr. Weatherson served on the Compensation Committee until his resignation from the Board of Directors in January 2017.  The Compensation Committee has established a subcommittee (which we refer to as the 162(m) Subcommittee) and delegated to that subcommittee authority to issue equity awards and to determine other qualified performance‑based compensation for our CEO and three other most highly compensated employees (other than the CEO and CFO) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as

amended, which we refer to as the Code. The 162(m) Subcommittee is comprised of Mr. Baute and Ms. Duckett, who are “outside directors” under IRS regulations.

Controlled Company Status

We are a “Controlled Company” as defined in Nasdaq Stock Market Rule 5615(c).  Our Board of Directors has based this determination on the fact that approximately 55% of our voting stock is beneficially owned or controlled by Ms. Gallup and Mr. Hall.

We do not have a standing nominating committee, and the functions of evaluating and selecting directors have been performed by our Board of Directors as a whole.  We believe that it is not necessary to have a nominating committee because our directors have generally served for extended terms.  Our Board of Directors will from time to time evaluate biographical information and background material relating to and for the purpose of identifying potential candidates and interview selected candidates. Our Board of Directors does not currently have a charter or written policy with regard to the nomination process.  We do not have a written policy due to the generally extended terms served by our directors.

Board Leadership Structure

Ms. Gallup is the Chair of our Board of Directors and Chief Administrative Officer of our Company.  While the roles of Chief Executive Officer and Chair are separate, our leadership structure does not include a lead independent director. In light of our controlled company status discussed above, we believe that the creation of a lead independent director position is not necessary at this time. Our Board of Directors has determined that having Ms. Gallup act as Chair and as Chief Administrative Officer of our Company is in the best interests of the Company and our stockholders and is consistent with good corporate governance for the following reasons:

•

our Chair and Chief Administrative Officer is more familiar with our business and strategy than an independent, non-employee Chair would be, and is thus better positioned to focus our Board’s agenda on the key issues facing our Company;

•	our structure provides strong and consistent leadership for our Company, without risking overlap or conflict of roles; and

•	oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chair.

Our Board decided to separate the roles of Chair and Chief Executive Officer because it believes that this leadership structure offers the following benefits:

•	enhancing our Board’s objective evaluation of our Chief Executive Officer;

•	freeing the Chief Executive Officer to focus on company operations instead of Board administration; and

•	providing the Chief Executive Officer with an experienced sounding board.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Our Board of Directors has determined that none of Ms. Duckett or Messrs. Baute or Ferguson, who comprise our Audit and Compensation Committees, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  Each of Messrs. Baute and Ferguson and Ms. Duckett is an “independent director” as defined under Nasdaq Stock Market Inc.

Marketplace Rule 5605(a)(2).  Our Board of Directors also determined that Mr. Weatherson did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and was an “independent director” as defined under Nasdaq Stock Market Inc. Marketplace Rule 5605(a)(2).    We are exempt from the requirement that our board have a majority of independent directors because we are a controlled company.  Please see “Controlled Company Status” above for information on our controlled company status.

Executive and Director Compensation Processes

Our Compensation Committee generally reviews employee performance and compensation on an annual basis.  Our Compensation Committee also compares the salaries of our executive officers to salaries of individuals who hold comparable positions in our immediate peer group as appropriate. The Compensation Committee makes salary determinations based on a number of factors, including the level and breadth of each executive officer’s responsibilities and experience. Salary decisions are also made with a view to retaining our executive talent. The Compensation Committee may, in its discretion, invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation, and our Chief Executive Officer may make recommendations relating to the salaries of our other executive officers.

In 2008, our stockholders approved for our executive officers the original Executive Bonus Plan.  In 2011, our shareholders approved the Amended and Restated Executive Bonus Plan, which was amended in 2013. Annual cash bonuses under our Executive Bonus Plan are based on the achievement of company-wide net income and expense leverage goals.  Cash bonuses are set as a percentage of the executive officer's base salary.

Our Compensation Committee administers our Amended and Restated 2007 Stock Incentive Plan, as amended, and our Amended and Restated 1997 Employee Stock Purchase Plan, as amended. To the extent permitted by applicable law, our Board of Directors or the Compensation Committee may delegate its authority to grant options and other awards that constitute rights under Delaware law to employees and non-executive officers under our Amended and Restated 2007 Stock Incentive Plan, as amended, to either a committee of our Board or to our Chief Executive Officer, provided that it will fix the terms of such awards to be granted (including the exercise price of such awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to awards that may be granted.  The Board of Directors has delegated authority to a committee of the Board of Directors comprised of Ms. Gallup, to issue (i) stock options and (ii) certain other stock-based awards payable only in cash and without any rights to acquire common stock, which we refer to as stock equivalent units, or SEUs, to any employee who is not an executive officer or an “officer,” as defined by Rule 16a-1 of the Securities Exchange Act of 1934, as amended.  This committee may grant up to an aggregate maximum of 350,000 shares of common stock subject to options, with no more than 20,000 shares of common stock subject to options permitted to be granted per individual per calendar year. It may also grant up to an aggregate maximum of 500,000 shares of SEUs.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.  In 2015, our Compensation Committee retained Pearl Meyer & Partners, a national consulting firm, as its independent compensation consultant to conduct a competitive assessment of our executive compensation and general compensation programs.  Pearl Meyer & Partners provided comparative market data on compensation practices and programs based on an analysis of ten peer companies deemed comparable in terms of product and service offerings and revenue levels.  The Compensation Committee used the report to assist in the review of executive compensation.

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its committees.  Our management is responsible for risk management on a day-to-day basis.  The role of our Board of Directors and its committees is to oversee the risk management activities of management.  They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices.  In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks, and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.  In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Director Candidates

All of the current members of our Board of Directors have served as directors since 2001, except Ms. Duckett and Mr. Ferguson, who became directors in June 2009 and May 2016, respectively.  Where called for, qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition.  Minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting us, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters.  While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board of Directors desires a group of candidates who represent a diversity of viewpoints, backgrounds, skills, and expertise that enable them to make a significant contribution to our Board of Directors, our Company, and stockholders.  In the event of a need for a new or additional director, our Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews, and such other information as the Board may deem relevant.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Our Board of Directors has generally nominated the current directors for re-election at each annual meeting of stockholders.  Our Board of Directors has therefore not established special procedures for stockholders to submit director recommendations.  If we were to receive recommendations of candidates from our stockholders, the Board of Directors would consider such recommendations in the same manner as all other candidates.  Shareholders who wish to suggest qualified candidates should send relevant information to the attention of the Corporate Secretary, PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2262).

Communicating with the Board of Directors

We have not implemented a process for our stockholders to send communications to our Board of Directors, other than as set out elsewhere in this proxy. We have not done so primarily due to our status as a controlled company, as discussed earlier.

Code of Business Conduct and Ethics Policy

We have adopted a written Code of Business Conduct and Ethics Policy, which we refer to as the Policy, that applies to our directors, officers, and employees, including our principal executive officer, principal financial and accounting officer, controller, and persons performing similar functions.  We have posted our Policy on our website at http://ir.connection.com.  In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the Policy that occur in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Common Stock.  Based solely on our review of copies of reports filed by individuals required to make filings, or Reporting Persons, pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons, we believe that all such reports required to be filed under Section 16(a) of the Exchange Act for 2016 were timely filed, except:

On February 16, 2016, David Hall gifted 5,000 shares of Common Stock to an affiliated charity and should have filed a Form 4 on or before February 18, 2016.  Mr. Hall reported this transaction on a Form 4 filed with the SEC on February 19, 2016.

On March  5, 2016,  Joseph Driscoll received 5,000 shares of Common Stock as a result of the vesting of restricted stock units granted in March 2012, and should have filed a Form 4 on or before March 8, 2016.  Mr. Driscoll reported this transaction on a Form 4 filed with the SEC on March 11, 2016.

On May 25, 2016, Jack Ferguson was appointed to the Board of Directors and as a result should have filed a Form 3 on or about June 6, 2016.  Mr. Ferguson filed the Form 3 with the SEC on March 27, 2017.

On December 3, 2016, six members of our Board of Directors each received 500 shares of Common Stock as a result of the vesting of restricted stock units granted in December 2013, and should have filed a Form 4 on or about December  6, 2016.  Each of the six directors reported this transaction on a Form 4 filed with the SEC on December 9, 2016.

Director Compensation

Each director is entitled to receive an annual retainer of $75,000, payable quarterly, for service on the Board.  Each independent director also receives an annual retainer of $15,000, payable quarterly, for participation in the Board’s audit and compensation committees.  In addition, Board members who act in a Chair capacity receive annual fees as follows:  Board chair, $35,000; Board vice-chair, $10,000; audit committee chair, $10,000; compensation committee and sub-committee chair, $5,000.

As more fully described below, the following table describes compensation paid to each director for the year ended December 31, 2016, except for compensation paid to Ms. Gallup, which is reflected below in the Summary Compensation Table for Fiscal Years Ended December 31, 2016, 2015, and 2014.

Director Compensation for Fiscal Year Ended December 31, 2016

	Fees Earned or	All Other
Name	Paid in Cash ($) (1)	Compensation ($)(2)	Total ($)
David Hall	$75,000	$100,000	$175,000
Joseph Baute	100,000	—	100,000
Donald Weatherson	100,000	—	100,000
Barbara Duckett	95,000	—	95,000
David Beffa-Negrini	75,000	—	75,000
Jack Ferguson	47,500	—	47,500

(1)

Each director receives an annual retainer of $75,000, and each independent director also receives an annual retainer of $15,000 for participation in the Board’s audit and compensation committees.  The chair positions receive varying fees, as noted above.  In addition, Board members receive reimbursement for all reasonable expenses incurred in attending Board and committee meetings.

(2)	Mr. Hall is employed by the Company as an analyst and is entitled to our standard fringe benefits as a full-time employee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees the design and implementation of our executive compensation program.  In this role, the Compensation Committee, which is comprised of three independent directors, evaluates the performance of, and reviews and approves annually all compensation decisions relating to our Chief Executive Officer.  Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations regarding their compensation.  Our Compensation Committee may adopt or revise such recommendations in making compensation decisions for our other named executive officers.  The Compensation Committee has established a subcommittee, or the 162(m) Subcommittee, comprised of two of these independent directors, and delegated to the 162(m) Subcommittee authority to issue equity awards and to determine other qualified performance-based compensation for our Chief Executive Officer and three other most highly compensated employees (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act in accordance with the requirements of Section 162(m) of the Code.

Our named executive officers consist of our Chief Executive Officer, Interim Chief Financial Officer, and Chief Administrative Officer.  For 2016, our Named Executive Officers were:

Name	Title
Timothy McGrath	President and Chief Executive Officer
William Schulze	Vice President, Interim Treasurer and Chief Financial Officer
Joseph Driscoll	Senior Vice President, Treasurer and Chief Financial Officer
Patricia Gallup	Chair and Chief Administrative Officer

Compensation Objectives

Our Compensation Committee’s primary objectives with respect to executive compensation are to attract, retain, and motivate our executives and to create long-term stockholder value.  Additionally, the Committee seeks to ensure that executive compensation is aligned with our corporate strategies and business objectives, and that it promotes the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable company performance goals.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent.  In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to managing their respective areas of responsibility and meeting key strategic, financial, and operational goals.  These goals include success in (a) demonstrated leadership ability, (b) management development, (c) compliance with our policies, and (d) anticipation of, and response to, changing market and economic conditions that enhance our ability to operate profitably.  From time to time, we also provide a portion of our executive compensation in the form of stock options, restricted stock units, and other stock-based awards that vest over time, which we believe helps to attract new management talent, as well as retain our existing executives.  We believe such grants align our executives’ interests with those of our stockholders by allowing them to participate in the longer-term success of our Company as reflected in stock price appreciation.

We compete with many other companies for executive personnel.  Accordingly, the Compensation Committee generally targets overall base salary and bonus compensation for executives at or near the midpoint of compensation paid to similarly situated executives of companies analyzed in our survey data, described more fully below.  We may vary this general target in certain situations when necessary, due to the experience level of the individual or other market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;
•	executive bonus plan;
•	equity awards;

•	benefits and other compensation; and
•	severance benefits.

Allocations between long-term and short-term compensation, cash and non-cash compensation, or the different forms of non-cash compensation vary, depending on our current initiatives and stated goals.  Our goals for 2016 were focused on continuing the growth trend in consolidated net sales and net income that we established in prior years and, additionally, achieving a better leveraging of our expense structure by attaining our targeted selling, general and administrative, or SG&A, expenses as a percentage of net sales.  Accordingly, the 2016 performance targets for the Executive Bonus Plan were designed to help achieve these two objectives.  A total of 60% of the bonus was allocated to the achievement of a net income target of $49.0 million, and 40% was allocated to achievement of an SG&A expense target of 10.52% of net sales.  Each component was then applied to a multiplier based on the degree to which the respective target was met or exceeded, ranging from 0.5 to 1.7 for each target.  No bonuses were to be paid for performance below $44.1 million of net income or SG&A expenses in excess of 11.57% of net sales.

In 2015 our Compensation Committee retained Pearl Meyer & Partners, a national consulting firm, as its independent compensation consultant to conduct a competitive assessment of our executive compensation and general compensation programs.  Pearl Meyer & Partners provided comparative market data on compensation practices and programs based on an analysis of ten peer companies deemed comparable in terms of product and service offerings and revenue levels.  Individual compensation ranges for each executive position were provided that compared the compensation ranges to actual salary levels.

The peer group updated for our Compensation Committee in 2015 was used to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and that compete with us for executive talent.  The following companies, whose executive positions’ responsibilities were most similar to ours, were included in the peer group:

•	Anixter International Inc.
•	CDW Corporation
•	Datalink Corp.
•	ePlus Inc.
•	Insight Enterprises, Inc.
•	Netgear Inc.
•	PCM, Inc.
•	Performance Sports Group Ltd.
•	Scansource Inc.
•	Systemax Inc.

The Compensation Committee used the updated survey data to assist it in the review and comparison of each element of executive compensation, including base salary and bonus compensation for our executives.  With this information, the Compensation Committee analyzed compensation for each executive.  The Compensation Committee targeted different compensation levels for each element of compensation as described below.

Base Salary

Base salaries are reviewed at least annually by the Compensation Committee, and in the case of named executive officers other than our Chief Executive Officer, are based on recommendations of the Chief Executive Officer.  These salaries are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, and the peer group data.

The Compensation Committee reviews the base salaries of our executives initially by reference to the median base salary level of the updated survey data.  The Compensation Committee then makes adjustments to these reference levels for each executive’s base salary based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience, as well as company-wide performance.  The Compensation Committee also considers the executive’s success in achieving business results and demonstrating leadership in determining actual base salary levels.

In 2016, the base salaries of our Chief Executive Officer and Chief Financial Officer were increased by the Compensation Committee as a result of its review and analysis of competitive data, as well as a review of the extent of their individual responsibilities.  In 2016, we increased the base salary of Mr. McGrath by 5.0% to $945,000 and increased the base salary of Mr. Driscoll by 3.4% to $369,000.  Mr. Schulze was named Interim Chief Financial Officer in October 2016 and did not receive a salary increase in connection with his appointment.  There was no change in the base salary of our Chief Administrative Officer.

The compensation levels of our executives are established to recognize the relative level of responsibility of each executive.  Our Chief Executive Officer’s compensation is higher than the levels of our other executives in order to reflect the generally broader and more significant level of responsibility of our Chief Executive Officer.  We have found that compensation survey results generally reflect this pattern for most companies.

The Compensation Committee believes that benchmarking and aligning base salaries is especially critical to a competitive compensation program.  Other elements of compensation are affected by changes in base salary.  Annual incentives are targeted and paid out as a percentage of base salary, and the target levels of long-term incentives are also determined as a percentage of base salary.

Executive Bonus Plan

In 2008, our shareholders approved the original Executive Bonus Plan for our executive officers.  In 2011, our shareholders approved the Amended and Restated Executive Bonus Plan, and in 2013, our shareholders approved an amendment to the Amended and Restated Executive Bonus Plan.    Annual cash bonuses are intended to compensate our executives for the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer's base salary, with higher-ranked executives typically being compensated at a higher percentage of base salary.  However, our success is dependent on the ability of our management group to integrate and work together to meet common company‑wide goals.  Accordingly, executives are not assigned specific individual goals but instead are collectively responsible for meeting company‑wide goals. Our Compensation Committee develops corporate goals that, if achieved, will result in improved operating performance.  In 2016, our target bonus percentages were 100% of base salary for our Chief Executive Officer, 75% for our Chief Administrative Officer, and 25% for our Interim Chief Financial Officer.  In addition, our compensation program also provides incentives for our executives to reach beyond our target corporate goals.  If our executives perform above expectations, they may be entitled to receive additional bonus amounts that can result in a total annual bonus of up to 170% of base salary for our Chief Executive Officer, up to 127.5% of base salary for the Chief Administrative Officer, and up to 42.5% for our Interim Chief Financial Officer.  Proportionally lower bonuses are provided for achievement levels between 90% and 100% of respective company-wide targets, and no bonuses are earned by any executive where less than 90% of the respective company-wide target factor is achieved. Our Compensation Committee approved a consolidated net income goal of $49.0 million for 2016, reflecting our growth target for the year and an expense leverage goal to limit 2016 consolidated SG&A expenses as a percentage of net sales at 10.52%.  The Executive Bonus Plan provides that the two targets be increased or decreased to reflect material changes in revenue growth rates for the IT markets in which the Company competes.  This potential adjustment is based on the belief that management should neither receive a windfall from higher-than-expected IT industry growth nor be penalized for lower-than-expected growth. The Company employs an assessment of IT industry revenue growth prepared quarterly by International Data Corporation, or IDC, a global provider of market intelligence for technology markets. In 2016, the IDC assessment found that the IT industry grew at higher-than-expected growth.  In addition, the two targets were increased to account for our 2016 acquisitions.  Accordingly the net income target was increased by $1.5 million to $50.5 million and the SG&A target was increased from 10.52% to 10.69%.

Our executive officers work together as a team, and all executives are assigned the same company‑wide net income and expense leverage goals.  In 2016, our net income was $50.2 million and SG&A expense as a percentage of net sales was 10.67%.  Performance by the Company against its adjusted net income target fell short by 1%, and performance against the adjusted SG&A target was met, resulting in an overall payout at 99.4% of the combined targets.  Accordingly, total bonus payouts for the named executive officers aggregated $1.2 million.

The table below describes the bonus payments and the percentage of base salary for 2016 for the named executive officers:

Name of Executive	2016 Bonus Payment	Percentage of Base Salary
Timothy McGrath	$939,330	99.4%
Patricia Gallup	$243,779	74.6%
William Schulze	$54,790	24.8%
Joseph Driscoll	$—	—%

Equity Awards

Our equity award program is a vehicle for offering long-term incentives to our executives. We believe that equity grants help attract management talent and provide a strong link to our long-term performance and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period.  In determining the size of equity grants to our executives, the Compensation Committee and the Chief Executive Officer consider comparative share ownership of executives in our compensation peer group, our company‑wide performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, and the recommendation of management.  In 2012, our Board of Directors delegated to Patricia Gallup as a committee of the Board the authority to grant stock options and SEUs to non-executive officers of up to 20,000 shares per individual per calendar year, provided that no more than 350,000 shares of options and 350,000 shares of SEUs may be granted in the aggregate.  In addition, the delegation limits the vesting of the SEUs to a period of no less than four years and requires the exercise price for options to be equal to the closing stock price of our common stock on the Nasdaq Stock Market on the date of the grant.  In September 2015, our Board of Directors increased the number of SEUs that may be granted in the aggregate to 500,000 shares.

Our equity awards have typically taken the form of stock options and restricted stock units, or RSUs.  The Compensation Committee and our Chief Executive Officer review all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Stock options have a ten-year life, and vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. We do not have any equity ownership guidelines for our executives.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan.  Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.  We provide a matching contribution equal to 25% of the employee’s deferral contributions to the 401(k) plan that does not exceed 6% of their qualified compensation.

No executive officer received perquisites aggregating $10,000 or more in 2016.

Severance Benefits

Pursuant to the employment agreement we have entered into with Mr. McGrath, he is entitled to specified benefits in the event of termination of his employment under specified circumstances.  We were also party to an offer letter signed by Mr. Driscoll pursuant to which he was entitled to specified benefits in the event of termination of his employment under specified circumstances.  We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change in Control” below.

We believe providing these benefits help us compete for executive talent.  After reviewing the practices of companies represented in our 2015 peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives at such companies.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and the three other officers (other than the Chief Financial Officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our three other most highly compensated officers.  Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.  We periodically review the potential consequences of Section 162(m), and we intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us.   However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

We account for equity compensation awarded to our employees per the methods prescribed by ASC 718, which require us to recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award.  We record cash compensation as an expense at the time the obligation is accrued.  Given our adoption of ASC 718, we believe that the accounting impact of the different forms of equity compensation awards generally reflects their economic impact.  Accordingly, the underlying accounting treatment is not a material consideration in determining the specific nature or size of equity awards granted.  The tax impact of the awards on the recipient and the effectiveness of the award in retaining executives are more relevant considerations.

Executive Compensation

The following table sets forth information for our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer who were serving as executive officers as of December 31, 2016, and one other executive officer of the Company who ceased serving as Chief Financial Officer during 2016, collectively, the named executive officers for the fiscal years indicated.

Summary Compensation Table for Fiscal Years Ended December 31, 2016, 2015 and 2014

						Non-Equity
						Incentive
					Stock	Plan	All Other
		Salary		Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)		($)	($) (1)	($) (2)	($) (3)		($)
Timothy McGrath	2016	$943,442	(4)	$—	$1,980,000	$939,330	$3,975	(5)	$3,866,747
President and Chief Executive Officer	2015	900,000		—	—	954,000	3,975	(6)	1,857,975
	2014	833,654	(7)	—	1,350,000	887,750	3,900	(8)	3,075,304

Joseph Driscoll	2016	316,096	(9)	—	615,750	—	3,975	(5)	935,821
Senior Vice President, Treasurer and	2015	352,423	(10)	—	—	378,420	3,975	(6)	734,818
Chief Financial Officer (12)	2014	335,961	(11)	—	585,000	360,400	3,900	(8)	1,285,261

William Schulze	2016	219,057		—	—	54,790	1,476	(5)	275,323
Vice President, Interim Treasurer and	2015	213,488		—	54,400	57,024	1,557	(6)	326,469
Chief Financial Officer (13)	2014	206,721		—	103,500	55,354	1,133	(8)	366,708

Patricia Gallup	2016	327,000		—	49,500	243,779	113,975	(5)	734,254
Chief Administrative Officer and	2015	327,000		—	—	259,965	113,975	(6)	700,940
Chairman of the Board	2014	327,000		—	45,000	259,965	113,900	(8)	745,865

(1)

Valuation represents the aggregate grant date fair value of the stock awards granted each year computed in accordance with ASC 718. Please see Note 7, “Stockholders’ Equity and Share-Based Compensation” of our Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2016, for further information regarding share-based compensation. The RSUs granted to Mr. McGrath in March 2016 vest over eleven years and are settled in equivalent amounts of common stock according to the following schedule:  8,000 units on September 1, 2018, September 1, 2019, September 1, 2020 and September 1, 2021; 7,000 units on September 1, 2022, and September 1, 2023; 12,000 units on September 1, 2024; 7,000 units on September 1, 2025; 10,000 units on September 1, 2026; and 5,000 units on September 1, 2027. The RSUs granted to Mr. McGrath in October 2014 vest over eleven years and are settled in equivalent amounts of common stock according to the following schedule: 7,000 units on September 1, 2018, September 1, 2019, September 1, 2020, and September 1, 2021; and 8,000 units on September 1, 2022, September 1, 2023, September 1, 2024, and September 1, 2025.  The RSUs granted to Mr. McGrath in November 2013 vest over nine years and are settled in equivalent amounts of common stock according to the following schedule: 5,000 units on November 27, 2015; 10,000 units on November 27, 2016; 10,000 units on November 27, 2017; 15,000 units on November 27, 2018; 20,000 units on November 27, 2019; 15,000 units on November 27, 2020; 20,000 units on November 27, 2021; 15,000 units on November 27, 2022; and 10,000 units on November 27, 2023.  The RSUs awarded to Mr. Driscoll in March 2016 were scheduled to vest over four years according to the following schedule: 6,000 units on September 1, 2016;  4,000 units on September 1, 2017;  and 7,500 units on September 1, 2018 and September 1, 2019.    The RSUs awarded to Mr. Driscoll in October 2014 were scheduled to vest over four years according to the following schedule: 5,000 units on September 1, 2015; 6,000 units on September 1, 2016; 7,000 units on September 1, 2017; and 8,000 units on September 1, 2018.  The RSUs awarded to Mr. Driscoll in November 2013 were scheduled to vest over four years according to the following schedule: 6,000 units on November 27, 2014; 7,000 units on November 27, 2015; 8,000 units on November 27, 2016; and 9,000 units on November 27, 2017.   Mr. Schulze was awarded (i) in 2015, 2,500 SEUs, which vest ratably over four years in equal annual installments, beginning on November 12, 2016, and (ii) in 2014, 5,000 SEUs, which vest ratably over four years in equal annual installments, beginning on May 12, 2015.  For her service on the Board of Directors, Ms. Gallup was awarded (i) in 2016, 2,000 RSUs, which vest ratably over four years in equal annual installments, beginning on September 1, 2017, (ii) in 2014, 2,000 RSUs, which vest ratably over four years in equal annual installments, beginning on September 1, 2016, and (iii) in 2013, 2,500 RSUs, of which 500 units vested on the grant date; the remaining units began vesting in four equal annual installments commencing on December 3, 2014.

(2)	Non-equity incentive compensation for our executive officers was awarded pursuant to the Executive Bonus Plan, upon the achievement of company-wide net income and expense leverage goals.

(3)	We have omitted perquisites and other personal benefits in those instances where the aggregate amount of such perquisites and other personal benefits totaled less than $10,000.

(4)	Effective January 2016, Mr. McGrath’s annual salary was increased from $900,000 to $945,000, and the salary presented above includes the pro-rated increase.

(5)

Consists of: (a) our contributions for Ms. Gallup and Messrs. McGrath,  Driscoll, and Schulze under our 401(k) Plan each in the amount of $3,975, $3,975, $3,975, and $1,476, respectively, and (b) $110,000 in Director fees for Ms. Gallup.

(6)

Consists of: (a) our contributions for Ms. Gallup and Messrs. McGrath, Driscoll, and Schulze under our 401(k) Plan each in the amount of $3,975, $3,975, $3,975, and $1,557, respectively, and (b) $110,000 in Director fees for Ms. Gallup.

(7)	In November 2014, Mr. McGrath’s annual salary was increased from $825,000 to $900,000, and the salary presented above includes the pro-rated increase.

(8)

Consists of: (a) our contributions for Ms. Gallup and Messrs. McGrath, Driscoll, and Schulze under our 401(k) Plan each in the amount of $3,900, $3,900, $3,900, and $1,133, respectively, and (b) $110,000 in Director fees for Ms. Gallup.

(9)	In March 2016, Mr. Driscoll’s annual salary was increased from $357,000 to $369,000, and the salary presented above includes the pro-rated increase.

(10)	In March 2015, Mr. Driscoll’s annual salary was increased from $340,000 to $357,000, and the salary presented above includes the pro-rated increase.

(11)	In March 2014, Mr. Driscoll’s annual salary was increased from $325,000 to $340,000, and the salary presented above includes the pro-rated increase.

(12)	Mr. Driscoll served as Chief Financial Officer from March 2012 until his resignation from the Company in October 2016.

(13)	Mr. Schulze was appointed Interim Chief Financial Officer upon the resignation of Mr. Driscoll in October 2016.

Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to our named executive officers during 2016.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2016

					All Other
					Stocks
					Awards:
		Estimated Future Payouts Under			Number of	Exercise or Base	Grant Date Fair
		Non‑Equity Incentive Plan Awards (1)			Shares of	Price of Stock and	Value of Stock and
	Grant	Threshold	Target	Maximum	Stock or	Option Awards	Option Awards
Name	Date	($)	($)	($)	Units(#)	($/Sh)(2)	($)(3)
Timothy McGrath	12/17/15	$472,500	$945,000	$1,606,500
	3/1/16				80,000 (4)	$24.75	$1,980,000

Patricia Gallup	12/17/15	122,625	245,250	416,925
	3/1/16				2,000 (5)	$24.75	49,500

William Schulze	12/17/15	27,561	55,121	93,706

Joseph Driscoll	12/17/15	184,500	369,000	627,300
	3/2/16				25,000 (6)	$24.63	615,750

(1)	Threshold, target, and maximum amounts are based on the achievement of certain financial milestones.

(2)	The per share value of RSUs granted to our executive officers in 2016 equals the closing stock price of our Common Stock on the grant date.

(3)

Valuation represents the aggregate grant date fair value of the stock awards granted each year computed in accordance with ASC 718.  There can be no assurance that the value on distribution will equal the ASC 718 value.

(4)

The RSUs granted to Mr. McGrath in March 2016 vest over eleven years according to the following schedule: 8,000 units on September 1, 2018, September 1, 2019, September 1, 2020, and September 1, 2021; 7,000 units on September 1, 2022 and September 1, 2023; 12,000 units on September 1, 2024; 7,000 units on September 1, 2025; 10,000 units on September 1, 2026; and 5,000 units on September 1, 2027.

(5)	For her service on the Board of Directors, Ms. Gallup was awarded 2,000 RSUs, which vest ratably over four years in equal annual installments, beginning on September 1, 2017.

(6)

The RSUs granted to Mr. Driscoll in March 2016 were scheduled to vest over four years according to the following schedule: 6,000 units on September 1, 2016; 4,000 units on September 1, 2017; and 7,500 units on September 1, 2018 and September 1, 2019.  Mr. Driscoll forfeited the awards upon his resignation from the Company in October 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2016.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2016

	Option Awards			Stock Awards
						Market
	Number of			Number of		Value of
	Securities			Shares or		Shares or
	Underlying			Units of		Units of
	Unexercised	Option	Option	Stock That		Stock That
	Options (#)	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Price ($) (1)	Date	Vested (#)		Vested ($)(2)
Timothy McGrath	102,355	$13.13	7/23/2017	25,000	(3)	$702,250
	50,000	6.77	4/15/2020	60,000	(4)	1,685,400
	—	—	—	105,000	(5)	2,949,450
	—	—	—	60,000	(6)	1,685,400
	—	—	—	80,000	(7)	2,247,200

Patricia Gallup	—	—	—	500	(8)	14,045
	—	—	—	1,500	(9)	42,135
	—	—	—	2,000	(10)	56,180

William Schulze	—	—	—	3,750	(11)	105,338
	—	—	—	2,500	(12)	70,225
	—	—	—	1,875	(13)	52,669

Joseph Driscoll	—	—	—	—		—

(1)	The option exercise price for grants made to named executive officers was set at the closing price of our Common Stock on the respective grant date.

(2)	The fair value of restricted stock units was based on the closing price of our Common Stock on December 31, 2016 of $28.09 per share.

(3)	The RSUs awarded to Mr. McGrath vest on August 8, 2017.

(4)	The RSUs awarded to Mr. McGrath vest over four years according to the following schedule: 20,000 units on August 1, 2017 and August 1, 2018; and 10,000 units, on August 1, 2019 and August 1, 2020.

(5)

The RSUs granted to Mr. McGrath vest over seven years according to the following schedule: 10,000 units on November 27, 2017; 15,000 units on November 27, 2018; 20,000 units on November 27, 2019; 15,000 units on November 27, 2020; 20,000 units on November 27, 2021; 15,000 units on November 27, 2022; and 10,000 units on November 27, 2023.

(6)

The RSUs granted to Mr. McGrath in October 2014 vest over eleven years according to the following schedule: 7,000 units on September 1, 2018, September 1, 2019, September 1, 2020, and September 1, 2021; and 8,000 units on September 1, 2022, September 1, 2023, September 1, 2024, and September 1, 2025.

(7)

The RSUs granted to Mr. McGrath in March 2016 vest over eleven years according to the following schedule: 8,000 units on September 1, 2018, September 1, 2019, September 1, 2020 and September 1, 2021; 7,000 units on September 1, 2022, and September 1, 2023; 12,000 units on September 1, 2024; 7,000 units on September 1, 2025; 10,000 units on September 1, 2026; and 5,000 units on September 1, 2027.

(8)	The RSUs were awarded to Ms. Gallup for her service on the Board of Directors and vest on December 3, 2017.

(9)	The RSUs were awarded to Ms. Gallup for her service on the Board of Directors and vest annually in three equal installments of 500 units beginning on September 1, 2017.

(10)	The RSUs were awarded to Ms. Gallup for her service on the Board of Directors and vest annually in four equal installments of 500 units beginning on September 1, 2017.

(11)	The SEUs granted to Mr. Schulze in January 2013 vested on January 1, 2017.

(12)	The SEUs granted to Mr. Schulze in May 2014 vest annually in two equal installments of 1,250 units beginning on May 12, 2017.

(13)	The SEUs granted to Mr. Schulze in November 2015 vest annually in three equal installments of 625 units beginning on November 12, 2017.

Options Exercised and Stock Vested

The following table sets forth certain information regarding stock options exercised and restricted stock units (RSUs) vested by our named executive officers during 2016.

	Stock Options		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Vesting(1)	Vesting	Vesting (2)
Name	(#)	($)	(#)	($)
Timothy McGrath	10,306	$155,528	55,000	$1,434,400
Patricia Gallup (3)			3,000	79,305
William Schulze (4)			5,625	130,313
Joseph Driscoll			17,000	438,080

(1)

The value realized on exercise equals the difference between the closing price of our Common Stock as of the exercise date, less the option exercise price, multiplied by the total shares for which the options was exercised.

(2)	The value realized on vesting equals the number of shares acquired multiplied by the closing price of our Common Stock as of the vesting date.

(3)	The RSUs were awarded to Ms. Gallup for her service on the Board of Directors.

(4)	The SEUs, awarded to Mr. Schulze, settled in cash upon vesting.

Potential Payments Upon Termination or Change in Control

We have entered into an employment agreement with Mr. McGrath and had a signed offer letter from Mr. Driscoll, providing for severance payments for twelve months, or until such time as other employment is secured (whichever is earlier), of their then respective annual base salary if employment is terminated for any reason other than for cause, death, or disability as such terms are defined in their respective agreements.  Under such circumstances, severance payments for Messrs. McGrath and Driscoll would have an aggregate value of $945,000 and $369,000, respectively.  Such payments are conditioned upon our receipt of a general release of claims from Messrs. McGrath and Driscoll.  The agreement include certain non-compete and non-solicit obligations that extend for twenty-four months and eighteen months, respectively, after termination of employment.  We assume, for the purpose of calculating values for all termination events, that the effective date of termination is December 31, 2016.  Mr. Driscoll resigned from the Company in October 2016.

In the event that we undergo a change in control (referred to as an "Acquisition Event" in the Amended and Restated 1997 Stock Incentive Plan and a "Reorganization Event" in the Amended and Restated 2007 Stock Incentive Plan, as amended) and as a result our Board of Directors accelerates the vesting of all outstanding unvested equity awards, Mr. McGrath, Mr. Schulze, and Ms. Gallup would realize $9,269,700, $228,231, and $112,360, respectively, based on the closing price of our Common Stock on December 31, 2016 of $28.09 per share, assuming the vesting and sale by each of their unvested equity awards presented above.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management.  Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of PC Connection:

Barbara Duckett, Chair
Joseph Baute
Jack Ferguson

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Duckett and Messrs. Baute and Ferguson.  Mr. Weatherson served on the Compensation Committee until his resignation from the Board of Directors in January 2017.  Ms. Duckett and Messrs. Baute, Ferguson, and Weatherson were not at any time during 2016 an officer or employee of the Company or any of our subsidiaries.  None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as our director or a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently have leases for facilities in Marlow and Merrimack, New Hampshire and two facilities in Keene, New Hampshire with Gallup & Hall, or G&H, a partnership owned solely by Patricia Gallup and David Hall, our principal stockholders.  The three facilities located in Marlow and Keene, New Hampshire are leased on a month-to-month basis requiring monthly rental payments of $500, $1,344, and $11,773, respectively.  These leases also obligate us to pay certain real estate taxes and insurance premiums on the premises.  Rent expense under the three leases aggregated $163,404 for each of the years ended December 31, 2016 and 2015.

In November 1997, we entered into a fifteen-year lease for an 114,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, LLC, an entity owned solely by Patricia Gallup and David Hall, our principal stockholders.  The initial term of the fifteen-year lease ended in November 2013, and we amended the lease in May 2014 to extend the term for an additional five years.  The lease requires an annual rental payment of $1,253,208 and provides us the option to renew for an additional five-year term.  The lease requires us to pay our proportionate share of real estate taxes and common area maintenance charges as either additional rent or directly to third-party providers and also to pay insurance premiums for the leased property.

In August 2008, we entered into a ten-year lease agreement with Patricia Gallup and David Hall, our principal stockholders, for an office facility adjacent to our corporate headquarters.  The lease requires an annual rental payment of $257,304 in year eight of the lease and provides us the option to renew for two additional two-year terms.  The rent for subsequent years shall be subject to adjustment to reflect increases in a local consumer price index, but such adjustments shall not exceed an increase of 5.0% per year.  The lease requires us to pay our proportionate share of real estate taxes and common area maintenance charges either as additional rent or directly to third-party providers and to pay insurance premiums for the leased property.  Rent payments under the lease agreement were $252,594 and $246,846 for the years ended December 31, 2016 and 2015, respectively.

During 2016, we provided various facilities management and maintenance services to certain affiliates of Patricia Gallup and David Hall in connection with the operation of facilities leased by us from those affiliates. G&H reimbursed us $158,609 and $175,159 during 2016 and 2015, respectively, for those services.

The 1998 PC Connection Voting Trust

In connection with our initial public offering in March 1998, Patricia Gallup and David Hall placed substantially all of the shares of Common Stock that they beneficially owned immediately prior to the public offering into a Voting Trust, or the “Voting Trust”, of which they serve as co‑trustees.  The Voting Trust is the record holder of 14,238,188 shares of Common Stock as of the record date, March 24, 2017.  The terms of the Voting Trust require that both Ms. Gallup and Mr. Hall, as co-trustees, agree as to the manner of voting the shares of our Common Stock held by the Voting Trust in order for the shares to be voted. In the event the co-trustees are deadlocked with respect to the election of directors at a meeting of stockholders, our Board of Directors may require the co-trustees to execute and deliver to our Secretary a proxy representing all shares issued and outstanding in the name of the Voting Trust and entitled to vote in the election of directors.  Such proxy shall confer upon the proxyholder authority to attend the meeting for purposes of establishing a quorum and to vote for the directors nominated by our Board of Directors, provided that such nominees are incumbent directors elected with the consent of the co‑trustees. Each of Ms. Gallup and Mr. Hall may transfer shares of Common Stock for value to unaffiliated third parties. Any shares so transferred will no longer be subject to the Voting Trust and an equal number of the non-transferring co-trustee’s shares will be released from the Voting Trust.  Transfers by either of Ms. Gallup or Mr. Hall in excess of 75,000 shares in any 90-day period, or that would decrease the shares held by the Voting Trust to less than a majority of the outstanding shares, will be subject to a right of first refusal to the other.  The Voting Trust will terminate when it holds less than 10% of the outstanding shares of our Common Stock or at the death of both co-trustees. In addition, in the event of the death or incapacity of either co‑trustee, or when either of Ms. Gallup or Mr. Hall holds less than 25% of the beneficial interest held by the other in the Voting Trust, the other will become the sole trustee of the Voting Trust with the right to vote all the shares held by the Voting Trust.

All related party transactions discussed above and referenced in this proxy statement were on terms comparable to those we could have obtained in arms-length transactions with unaffiliated third parties.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Interim Chief Financial Officer.  The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee.  Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction.  If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.  The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting.  Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction.  As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests.  The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the Company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Audit Committee in the manner specified in its charter.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued upon exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2016, including the Amended and Restated 1997 Stock Incentive Plan, the Amended and Restated 2007 Stock Incentive Plan, as amended, and the Amended and Restated 1997 Employee Stock Purchase Plan, as amended.  Our stockholders have approved all of these plans.

Number of Securities Remaining
Available
for Future
	Number of Securities to be	Weighted-Average		Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of		Compensation Plans [Excluding
	Outstanding Options,	Outstanding Options,		Securities Reflected in
	Warrants, and Rights (1)	Warrants, and Rights		Column (a)] (1)(2)
Plan Category	(a)	(b)		(c)
Equity Compensation Plans Approved by Security Holders	511,355	$3.42	(3)	264,745

Equity Compensation Plans Not Approved by Security Holders	─	─		─

Total	550,661	$3.42		364,930

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

(2)

Includes 70,745 shares of Common Stock issuable under our Amended and Restated 1997 Employee Stock Purchase Plan, as amended, all of which are issuable in connection with the current offering period which ends on June 30, 2017.

(3)

The weighted average exercise price of the outstanding options, warrants, and rights reflects 354,000 restricted stock units that were outstanding on December 31, 2016.  Excluding these restricted stock units, which have a zero exercise price, the weighted average exercise price is $11.12.

PROPOSAL TWO

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. The ratification of this selection by the Audit Committee is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting our independent registered public accounting firm. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1984. It is expected that a member of Deloitte & Touche LLP will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm by voting “FOR” Proposal TWO.

Principal Accounting Fees and Services

The following table summarizes the fees Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their affiliates, which we collectively refer to as Deloitte & Touche, billed to us for each of the last two fiscal years.

The Audit Committee of our Board of Directors believes that the non‑audit services described below did not compromise Deloitte & Touche’s independence.

Fee Category	2016	2015
Audit Fees (1)	$1,051,000	$921,000
Tax Fees (2)	214,000	212,500
All Other Fees (3)	2,600	2,600
Total Fees	$1,267,600	$1,136,100

(1)

Audit fees consist of fees for the audit of financial statements, the audit of internal control over financial reporting, the review of the interim financial statements included in quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	The tax fees were for tax compliance services, which relate to preparation of original and amended tax returns, and claims for refunds and tax payment-planning services.

(3)	All Other Fees consist of a fee for an accounting subscription.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non‑audit services that are to be performed by our independent registered public accounting firm.  This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non‑audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre‑approval procedures described below.

From time to time, our Audit Committee may pre‑approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months.  Any such pre‑approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the Chair of our Audit Committee the authority to approve any audit or non‑audit services to be provided to us by our independent registered public accounting firm.  Any approval of services by the Chair of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Audit Committee Report

Our Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2016, and discussed them with our management and our registered public accounting firm.

The Audit Committee has also discussed with our registered public accounting firm various communications that our registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380, Communication with Audit, and Rule 2-07 of SEC Regulation S-X.  The Audit Committee was satisfied with this discussion.

The standards of the Public Company Accounting Oversight Board require our registered public accounting firm to discuss with our Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

Our Audit Committee has received the written disclosures and the letter from our registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence,  regarding the registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with our registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

By the Audit Committee of the Board of Directors of PC Connection:

Jack Ferguson, Chair
Joseph Baute
Barbara Duckett

ADDITIONAL INFORMATION

Matters to be Considered at the Annual Meeting

Our Board of Directors does not know of any other matters which may come before the Annual Meeting.  However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of the Notice of Internet Availability of Proxy Materials, proxy statement, or annual report may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of these documents to you if you write or call us at the following address or phone number: PC Connection, Inc., Attention: Investor Relations, 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2262).  If you wish to receive separate copies of the Notice of Internet Availability of Proxy Materials, the annual report, or the proxy statement, as applicable in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to PC Connection, Inc., Attention: Investor Relations, 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2262).

Solicitation of Proxies

All costs of solicitations of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, mail, fax, and personal interviews.  We will also request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this regard.

 Deadline for Submission of Stockholder Proposals and Nominations

Proposals of stockholders to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act for the 2018 Annual Meeting of Stockholders must be received by us at our principal office in Merrimack, New Hampshire not later than December 14, 2017, for inclusion in the proxy statement for that meeting.

If a stockholder of our Company who holds less than 40% of the shares of our capital stock issued and outstanding and entitled to vote wishes to otherwise present a proposal (including a nomination) before the 2018 Annual Meeting proxy, such stockholder must give timely notice of such proposal to our Secretary at our principal offices. The required notice must be delivered to or mailed and received at our principal executive offices not later than March 17, 2018  nor earlier than February 15, 2018.  Notwithstanding the foregoing, if we provide less than 70 days notice or prior public disclosure of the date of the meeting to stockholders, notice by the stockholder or stockholders to be timely must be delivered or mailed to the Secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

By Order of the Board of Directors,

Patricia Gallup
Chair of the Board and
Chief Administrative Officer

March 31, 2017

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

APPENDIX A

PC CONNECTION, INC.

SECOND AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ (the “Board”) oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

B.	Structure and Membership

1.	Number. Except as otherwise permitted by the applicable NASDAQ rules, the Audit Committee shall consist of at least three members of the Board.

2.

Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be an “independent director” as defined by NASDAQ Rule 5605(a)(2), meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.

Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.

Compensation. The compensation of Audit Committee members shall be as determined by the Board. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board. The Board may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the Company’s independent registered public accounting firm (the “independent auditor”), in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting. The independent auditor is responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.

Oversight of Independent Auditor

1.

Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining, and when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.

Independence. The Audit Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.

Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.

Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest, and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.

Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports and other communications required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•

alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and Company management; and

•

all other matters required to be communicated by the independent auditor to the Audit Committee under the standards of the PCAOB, including Auditing Standard No. 1301, Communications with Audit Committees (“AS 1301”).

Audited Financial Statements

6.

Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters required to be discussed by AS 1301.

7.

Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.

Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.

Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

10.

Earnings Release and Other Financial Information. The Audit Committee shall discuss generally the types of information to be disclosed in the Company’s earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies, and others.

11.

Quarterly Financial Statements. The Audit Committee shall discuss with the Company’s management and independent auditor the Company’s quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Controls and Procedures

12.

Oversight. The Audit Committee shall coordinate the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures, and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

13.

Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

14.

Oversight of Related Person Transactions. The Audit Committee shall review the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s Related Person Transaction Policy, and recommend any changes to the Board.

15.

Review of Related Person Transactions. In accordance with the Company’s Related Person Transaction Policy and NASDAQ Rules, the Audit Committee shall conduct appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis.

16.

Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled.

17.

The Audit Committee is authorized to review and approve the Company’s entry into swaps, including transactions in swaps that are subject to mandatory clearing, and to approve use of the end-user exception from clearing.  The Audit Committee is also authorized to adopt and shall review annually thereafter a policy relating to the Company’s use of the non-financial end-user exception, and shall report to the Board on the Company’s compliance with and implementation of this policy on at least an annual basis.  The Audit Committee may delegate responsibility for implementation of the non-financial end-user policy to the Company’s management, as the Audit Committee deems appropriate.

Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting.

The Audit Committee shall periodically meet separately with: (i) the independent auditor; (ii) Company management and (iii) the Company’s internal auditors. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.

Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit, review, attest, or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.

Independent Advisors. The Audit Committee is authorized, without further action by the Board, to engage such independent legal, accounting, and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.

Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7.

Funding. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

8.	Annual Self-Evaluation. At least annually, the Audit Committee shall evaluate its own performance.

APPENDIX B

PC CONNECTION, INC.

AMENDED AND RESTATED COMPENSATION COMMITTEE CHARTER

A.	Purpose

The purpose of the Compensation Committee is to assist the Board of Directors (the “Board”) in the discharge of its responsibilities relating to compensation of the Company’s Chief Executive Officer and its other executive officers.

B.	Structure and Membership

1.	Number. The Compensation Committee shall consist of at least two members of the Board.

2.

Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Compensation Committee shall be an “independent director” as defined by NASDAQ Rule 5605(a)(2).

In addition, in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board shall consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any director, consulting, advisory or other compensatory fee paid by the Company to the director; and (ii) whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

3.	Chair. Unless the Board elects a Chair of the Compensation Committee, the Compensation Committee shall elect a Chair by majority vote.

4.	Compensation. The compensation of Compensation Committee members shall be as determined by the Board.

5.

Selection and Removal. Members of the Compensation Committee shall be appointed by the Board, upon the recommendation of the Chair. The Board may remove members of the Compensation Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Compensation Committee shall discharge its responsibilities, and shall assess the information provided to it by the Company’s management and others, in accordance with its business judgment.

Compensation Matters

1.

Executive Officer Compensation. The Compensation Committee shall review and approve, or recommend for approval by the Board, the compensation of the Company’s Chief Executive Officer (the “CEO”) and the Company’s other executive officers, including salary, bonus, and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation. The Compensation Committee shall meet without the presence of executive officers when approving or deliberating on CEO compensation but may, in its discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other executive officer compensation.

2.

Evaluation of Senior Executives. The Compensation Committee shall be responsible for overseeing the evaluation of the Company’s senior executives. In conjunction with the Audit Committee in the case of the evaluation of the senior financial management, the Compensation Committee shall determine the nature and frequency of the evaluation and the persons subject to the evaluation, supervise the conduct of the evaluation and prepare assessments of the performance of the Company’s senior executives, to be discussed periodically with the Board.

3.

Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board with respect to incentive-compensation and equity-based plans that are subject to approval by the Board. In addition, in the case of any tax-qualified, non-discriminatory employee benefit plans (and any parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees, or consultants of the Company, the Compensation Committee, or a majority of the independent directors serving on the Board, shall approve such plans.

4.

Administration of Plans. The Compensation Committee shall exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase, and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by this charter or a plan or resolution of the Board, the Compensation Committee shall not be authorized to amend any such plan. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company. The Compensation Committee, or a majority of the independent directors serving on the Board, shall approve any inducement awards granted in reliance on the exemption from shareholder approval contained in NASDAQ Rule 5635(c)(4).

5.	Director Compensation. The Compensation Committee shall periodically review and make recommendations to the Board with respect to director compensation.

6.

Management Succession. The Compensation Committee shall periodically review and make recommendations to the Board relating to management succession planning, including policies and principles for CEO selection and performance review, as well as policies regarding succession in the event of an emergency or the retirement of the CEO.

7.

Review and Discussion of Compensation Discussion and Analysis; Recommendation to Board. The Compensation Committee shall review and discuss annually with management the Company’s “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K (the “CD&A”). The Compensation Committee shall consider annually whether it will recommend to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K, proxy statement on Schedule 14A or information statement on Schedule 14C.

8.	Compensation Committee Report. The Compensation Committee shall prepare the annual Compensation Committee Report required by Item 407(e)(5) of Regulation S-K.

9.

Compensation Consultants, Legal Counsel and Other Advisors. The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisors. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee. The Compensation Committee is empowered, without further action by the Board, to cause the Company to pay the compensation, as determined by the Compensation Committee, of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor, only after taking into consideration the applicable factors affecting independence that are specified in NASDAQ Rule 5605(d)(3)(D).

10.	Additional Powers. The Compensation Committee shall have such other duties as may be delegated from time to time by the Board.

D.	Procedures and Administration

1.

Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities, but not less than once each year. The Compensation Committee may also act by unanimous written consent in lieu of a meeting. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

2.

Subcommittees. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder).

3.	Reports to Board. The Compensation Committee shall report regularly to the Board.

4.	Charter. At least annually, the Compensation Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.

Investigations. The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee, or advisor of the Company to meet with the Compensation Committee or any advisors engaged by the Compensation Committee.

6.	Annual Self-Evaluation. At least annually, the Compensation Committee shall evaluate its own performance.

ANNUAL MEETING OF STOCKHOLDERS OF PC CONNECTION, INC. May 17, 2017 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card, and 2016 Annual Report to Stockholders for the year ended December 31, 2016 are available at http://ir.pcconnection.com/annuals.cfm Please sign, date, and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20630000000000001000 5 051717 ness as may properly come before the meeting or any adjournment thereof. changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL NO.2. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. To elect six directors to serve until the 2018 Annual Meeting of Stockholders; NOMINEES: FOR ALL NOMINEESO Patricia Gallup O David Hall WITHHOLD AUTHORITYO Joseph Baute FOR ALL NOMINEESO David Beffa-Negrini O Barbara Duckett FOR ALL EXCEPTO Jack Ferguson (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: FOR AGAINST ABSTAIN 2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017. In their discretion, the Proxies are authorized to vote upon such other busi-THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSAL NO.2. MARK HERE IF YOU PLAN TO ATTEND THE MEETING To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of Stockholder Date:

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 PC CONNECTION, INC. ANNUAL MEETING OF STOCKHOLDERS To be held on May 17, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned, revoking all prior proxies, hereby appoints Patricia Gallup and David Hall, each of them, with full power of substitution, as proxies (the "Proxies") to represent and vote as designated hereon all shares of stock of PC Connection, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 17, 2017 at the Crowne Plaza Hotel, 2 Somerset Parkway, Nashua, New Hampshire, at 10:00 a.m., Eastern time, or any adjournment thereof, with respect to the matters set forth on the reverse side hereof. PLEASE FILL IN, SIGN, DATE, AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE 1.1